Exhibit 99.1

41280 Bridge St Novi, MI 48375 P: 517.543.6400 THESHYFTGROUP.COM

Shyft Group Announces Interim CFO Appointment

NOVI, Mich., Dec. 30, 2024 — The Shyft Group, Inc. (NASDAQ: SHYF) (“Shyft” or the “Company”), the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets, today announced the appointment of Scott Ocholik, Vice President, Chief Accounting Officer, and Corporate Controller, as Interim Chief Financial Officer, effective January 1, 2025.

“Scott has been a key member of our leadership team, and his financial expertise, operational knowledge, and steady leadership make him well-suited to step into this interim role,” said John Dunn, President and CEO. “As we enter an important time for Shyft, Scott will help ensure stability and continuity in our financial operations while we continue to execute on our strategic priorities.”

The appointment follows the previously announced resignation of CFO Jon Douyard. Shyft’s Board of Directors is conducting a comprehensive search for a permanent CFO, considering both internal and external candidates.

“I am excited to step into this role at a pivotal time for Shyft.” said Scott Ocholik, Interim CFO. “I look forward to working closely with the team as we advance our strategic objectives.”

Ocholik has served as Vice President, Chief Accounting Officer, and Corporate Controller since 2022, after joining Shyft in 2019 as Vice President and Corporate Controller. Prior to Shyft, he was Executive Vice President and Chief Financial Officer at Gestamp North America. He earned a Bachelor of Arts in Accounting and a Master of Business Administration from Michigan State University.

About The Shyft Group

The Shyft Group is a North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets. The company brings a 50-year legacy serving its customers, which include first-to-last mile delivery companies across vocations, federal, state, and local government entities; the trades; and utility and infrastructure segments. The Shyft Group is organized into two core business units: Shyft Fleet Vehicles and Services™ and Shyft Specialty Vehicles™. Today, its family of brands include Utilimaster®, Blue Arc™ EV Solutions, Royal® Truck Body, DuraMag® and Magnum®, Strobes-R-Us, Spartan® RV Chassis, Red Diamond™ Aftermarket Solutions, Builtmore Contract Manufacturing™, and Independent Truck Upfitters. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 3,000 employees and contractors across 19 locations, and operates facilities in Arizona, California, Florida, Indiana, Iowa, Maine, Michigan, Missouri, Pennsylvania, Tennessee, Texas, and Saltillo, Mexico. The Company reported sales of $872 million in 2023. Learn more at TheShyftGroup.com.

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CONTACTS

MEDIA

Sydney Machesky

Director of Corporate Communications

Sydney.Machesky@theshyftgroup.com

586.413.4112

INVESTORS

Randy Wilson

Vice President, Investor Relations and Treasury

Randy.Wilson@theshyftgroup.com

248.727.3755